EXHIBIT 99.1

Hemisphere Media Group Appoints Sonia Dulá to its Board of Directors
MIAMI, FL—May 28, 2019 - Hemisphere Media Group, Inc. (NASDAQ: HMTV) ("Hemisphere" or the "Company"), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced that Sonia Dulá has been appointed to its Board of Directors.  Sonia will serve as a Class III Director for the vacancy left by Vincent L. Sadusky. She will also be a member of the Board’s Audit Committee.
“We are excited to welcome Sonia to our Board of Directors,” said Peter M. Kern, Chairman of the Board of Hemisphere. “Sonia brings to the Board more than three decades of experience in the finance, technology and media industries.  Her deep Latin American expertise will be particularly valuable as we continue to drive organic and acquisitive growth in both Latin American and U.S. Hispanic markets.”
“I am delighted to join Hemisphere’s Board of Directors and am honored to work alongside such an accomplished Board and management team,” said Sonia Dulá. “The high growth Spanish-language audience is clamoring for premium content. Hemisphere is fulfilling this demand through networks and content that are distinguished by quality, breadth and value. I look forward to working with the Company to drive further value for subscribers, distributors and shareholders.”
Sonia Dulá is a business executive and entrepreneur and, until March of 2018, she was Vice Chairman at Bank of America Merrill Lynch. Prior to this position, she was head of the Latin America Wealth Management Division at Merrill Lynch and head of Corporate and Investment Banking for Latin America, where she led many high-profile transactions, and had oversight responsibility for mergers and acquisitions, public debt and equity issues and corporate loans. Prior to this, Ms. Dulá co-founded two internet companies, Internet Group of Brazil and Obsidiana, served as CEO of Telemundo Studios México, and of Grupo Latino de Radio, and held various positions at Goldman Sachs.
Ms. Dulá is a life member of the Council on Foreign Relations. She is an independent director on the Board of Prisa (Spain), where she is a member of the Audit Committee and Executive Committee. She is also a member of the Latin America Strategic Advisory Board of Banco Itau (Brazil). She has been a director on the board of The Council of the Americas, Women’s World Banking, and The Arsht Center for the Performing Arts. She was a member of Young Presidents Organization (YPO).
Ms. Dulá ranks 4th on Fortune's list of the 50 Most Powerful Latinas (2018). She holds a degree in Economics, Magna Cum Laude, from Harvard University (1982) and an MBA from Stanford University (1986).

About Hemisphere Media Group, Inc.
Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact:
Edelman Financial Communications for Hemisphere Media Group
Danielle O'Brien
(212) 704-8166
Danielle.obrien@edelman.com